Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-231751

Amendment No. 1 Dated March 3, 2022†
to the Pricing Supplement dated December 6, 2021 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $575,000 Autocallable Fixed Interest Barrier Notes with Daily Close Monitoring Knock-In Linked to the Common Stock of The Walt Disney Company Due December 9, 2022
The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Fixed Interest Barrier Notes with Daily Close Monitoring Knock-In (the “Notes”) linked to the common stock of The Walt Disney Company (the “Reference Asset”).
The Notes will pay you an Interest Payment on each Interest Payment Date at a per annum rate of 5.50%, regardless of the performance of the Reference Asset, unless the Notes are subject to an automatic call. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value, which is equal to 100.00% of the Initial Value. If the Notes are automatically called, on the first following Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount plus the Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, in addition to the Interest Payment otherwise due, if anything, will depend on (1) whether a Barrier Event has occurred and (2) the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”). A “Barrier Event” will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value, which is equal to 60.00% of the Initial Value, on any Trading Day during the period from, but excluding, the Pricing Date to, and including, the Final Valuation Date (the “Monitoring Period”). If the Notes are not automatically called, the payment or delivery per Note you receive at maturity, in addition to the Interest Payment otherwise due, will be calculated as follows:
•	If a Barrier Event has not occurred, you will receive an amount in cash per Note equal to:
Principal Amount of $1,000
•	If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value, you will receive an amount in cash per Note equal to:
Principal Amount of $1,000
•
If a Barrier Event has occurred and the Final Value is less than the Initial Value, you will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) per Note equal to:

Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, is equal to the percentage decline from the Initial Value to the Final Value. Specifically, investors will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, the value of which is expected to be worth less than the Principal Amount and may be worthless. Any payments or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period (including the Final Valuation Date). Any payments or deliveries in respect of the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 in the product prospectus supplement MLN-ES-ETF-1 dated November 6, 2020 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes was $968.70 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-8 and “Additional Information Regarding the Estimated Value of the Notes” on page P-20 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$12.50	$987.50
Total	$575,000.00	$7,187.50	$567,812.50
1 TD Securities (USA) LLC (“TDS”) will receive a commission of $12.50 (1.25%) per $1,000.00 Principal Amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $12.50 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

† This amended pricing supplement supersedes in its entirety the related pricing supplement dated December 6, 2021. We refer to this amended  pricing supplement as the pricing supplement.

TD SECURITIES (USA) LLC	P-1

Autocallable Fixed Interest Barrier Notes with Daily Close Monitoring Knock-In
Linked to the Common Stock of The Walt Disney Company
Due December 9, 2022

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Fixed Interest Barrier Notes with Daily Close Monitoring Knock-In
Term:	Approximately 12 months, subject to an automatic call
Reference Asset:	The common stock of The Walt Disney Company (Bloomberg ticker: DIS UN, “DIS”)
CUSIP / ISIN:	89117GDB0 / US89117GDB05
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Strike Date	December 3, 2021
Pricing Date:	December 6, 2021
Issue Date:
December 9, 2021, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	December 6, 2022, subject to postponement in the same manner as a Call Observation Date as specified below under “Call Observation Dates”.
Maturity Date:	December 9, 2022, subject to postponement as described below under “Interest Payment Dates” or, if such day is not a Business Day, the next following Business Day.
Call Feature:
If the Closing Value of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment equal to the Principal Amount plus the Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

TD SECURITIES (USA) LLC	P-2

Call Threshold Value:	$146.22, which is 100.00% of the Initial Value, as determined by the Calculation Agent.
Call Observation Dates:
Quarterly, on March 6, 2022, June 6, 2022 and September 6, 2022 or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Call Observation Date, the Call Observation Date will be postponed as described under “Monitoring Period” below. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Interest Payment:
An Interest Payment will be paid to you on the corresponding Interest Payment Date regardless of the performance of the Reference Asset (unless the Notes have been automatically called on a prior Interest Payment Date), in an amount equal to:
Principal Amount x Interest Rate x ¼
All amounts used in or resulting from any calculation relating to an Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

Interest Rate:	5.50% per annum
Interest Payment Dates:
Quarterly, on March 9, 2022, June 9, 2022, September 9, 2022 and the Maturity Date, subject to postponement as described above under “— Call Observation Dates”, or if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to the Interest Payment otherwise due, you will receive per Note:
•          If a Barrier Event has not occurred, you will receive an amount in cash equal to:
Principal Amount of $1,000
•         If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value, you will receive an amount in cash equal to:
Principal Amount of $1,000.
•        If a Barrier Event has occurred and the Final Value is less than the Initial Value, you will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to:
Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, is equal to the percentage decline from the Initial Value to the Final Value. Specifically, investors will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, the value of which is expected to be worth less than the Principal Amount and may be worthless. Any payments or deliveries in respect of the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Barrier Event:	A Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period.

TD SECURITIES (USA) LLC	P-3

Monitoring Period:
The Monitoring Period will be each day from, but excluding, the Pricing Date to, and including, the Final Valuation Date. If a market disruption event occurs or is continuing with respect to the Reference Asset on any scheduled Trading Day during the Monitoring Period, the determination of the Closing Value of the Reference Asset for such day will be postponed until the next Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event.

Initial Value:
The Closing Value of the Reference Asset on Strike Date and not on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date, as determined by the Calculation Agent.
Barrier Value:
$87.732, which is 60.00% of the Initial Value, as determined by the Calculation Agent, subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Physical Delivery Amount:
6.8390, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Initial Value (observed to four decimal places), as determined by the Calculation Agent and as subject to adjustment as described herein.
If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value. For the avoidance of doubt, if the Physical Delivery Amount is less than 1.0000, on the Maturity Date you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share, as described in the preceding sentence.
Investors should note that the value of the Physical Delivery Amount investors receive on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat each Note, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”) allocated as specified herein under “Material U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein and in the product prospectus supplement under “Material U.S. Federal Income Tax Consequences” .

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.

TD SECURITIES (USA) LLC	P-4

Record Date:	The Business Day preceding the relevant Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-ES-ETF-1 dated November 6, 2020:
https://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated December 6, 2021 in its entirety.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss — You May Receive Shares of the Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called, a Barrier Event has occurred during the Monitoring Period and the Final Value is less than the Initial Value, investors will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may be worthless. In addition, the value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Be Exposed to the Market Risk of the Reference Asset on Each Trading Day during the Monitoring Period and You Will Lose Some or All of Your Initial Investment if a Barrier Event Occurs on Any Trading Day During the Monitoring Period and the Final Value is less than the Initial Value.
You will be exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period because a Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period. Even if the Notes have not been subject to an automatic call and a Barrier Event has not occurred prior to the Final Valuation Date, a Barrier Event will be deemed to have occurred if the Final Value is less than the Barrier Value on the Final Valuation Date. If a Barrier Event occurs and the Final Value is less than the Initial Value, you will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may be worthless.
The Potential Positive Return on the Notes Is Limited to the Interest Payments Paid on the Notes, Regardless of Any Appreciation of the Reference Asset.
The potential positive return on the Notes is limited to the Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of the Interest Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of the Interest Payments paid by maturity or an automatic call, the return on the Notes will be less than the return on a hypothetical direct investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if the Notes are not subject to an automatic call and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated with the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer (the “Reference Asset Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuer and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset and Reference Asset Issuer. For additional information, see “Information

TD SECURITIES (USA) LLC	P-7

Regarding the Reference Asset” herein and the Reference Asset Issuer’s SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for Any of its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation of the Reference Asset and the Reference Asset Issuer.
The Interest Rate Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Asset results in a greater likelihood that a Barrier Event may occur and that the Final Value could be less than the Initial Value on the Final Valuation Date. “Volatility” means the magnitude and frequency of changes in the value of the Reference Asset. This greater risk will generally be reflected in a higher Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Interest Rate is set on the Strike Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of the Reference Asset could fall sharply on any Trading Day during the Monitoring Period (including on the Final Valuation Date), which may result in the occurrence of a Barrier Event and a significant or entire loss of principal.
You Will Not Hold Any Shares of the Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on the Reference Asset During the Term of the Notes.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount at maturity, investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them.
Each Trading Day During the Monitoring Period, Including the Final Valuation Date, Each Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Postponements.
Each Trading Day during the Monitoring Period, including the Final Valuation Date, each Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described herein due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement and “Summary — Monitoring Period” herein.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-8

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes”. The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the then-current value of the Reference Asset and, as a result, you may suffer substantial losses.
If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of the Reference Asset increases above the Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the return on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Barrier Value and Physical Delivery Amount for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by the Reference Asset Issuer or a third party may nevertheless adversely affect the price of the Reference Asset, and adversely affect the value of, and the return on, your Notes.

TD SECURITIES (USA) LLC	P-9

Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Payments or Deliveries on, the Notes.
We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and return on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our affiliates may, at present or in the future, engage in business with the Reference Asset Issuer, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset and the Reference Asset Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on, or deliveries in respect of, the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-10

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values of the Reference Asset used to illustrate the calculation of whether the Notes are subject to an automatic call, whether a Barrier Event has occurred and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value, or the value of the Reference Asset on any Trading Day during the Monitoring Period. All examples assume an Initial Value of 100.00, a Call Threshold Value of 100.00 (100.00% of the Initial Value), a Barrier Value of 60.00 (60.00% of the Initial Value), an Interest Payment of $13.75 per Note (reflecting an Interest Rate of 5.50% per annum), a Physical Delivery Amount of 10.0000, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Trading Day during the Monitoring Period. The actual terms of the Notes are set forth elsewhere herein.

Example 1 —	The Notes are Subject to an Automatic Call on the First Potential Call Payment Date.
Call Observation Date	Closing Value	Payment (per Note)
First Interest Payment Date	120.00 (greater than or equal to the Call Threshold Value)	$1,000 (Principal Amount) + $13.75 (Interest Payment) $1,013.75 (Total Payment upon Automatic Call)
Because the Closing Value is greater than or equal to the Call Threshold Value on the first Call Observation Date, the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,013.75 per Note, reflecting the Principal Amount plus the Interest Payment. No further amounts will be owed under the Notes.

Example 2 —	The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event has NOT Occurred and the Final Value is Therefore Greater Than or Equal to the Barrier Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Second	Various (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$27.50 (Aggregate Interest Payments)
Third	85.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$13.75 (Interest Payment)
Final Valuation Date	80.00 (greater than or equal to the Barrier Value)	$1,000 (Principal Amount) + $13.75 (Interest Payment) $1,013.75 (Total Payment on Maturity Date) + $41.25 (Interest Payments Previously Paid) $1,055.00 (5.50% Total Return)
If the Notes are not automatically called, a Barrier Event has not occurred and the Final Value is therefore greater than or equal to the Barrier Value, then on the Maturity Date we will pay you a cash payment equal to $1,013.75 per Note, reflecting the Principal Amount plus the Interest Payment. When added to the Interest Payments of $41.25 paid in respect of the prior Interest Payment Dates, we will have paid you a total of $1,055.00 per Note, a return of 5.50% per Note.

TD SECURITIES (USA) LLC	P-11

Example 3 —	The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Greater Than or Equal to the Initial Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Second	85.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value; less than the Barrier Value on a Trading Day during the Monitoring Period)	$27.50 (Aggregate Interest Payments)
Third	87.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$13.75 (Interest Payment)
Final Valuation Date	105.00 (greater than or equal to the Initial Value)	$1,000 (Principal Amount) + $13.75 (Interest Payment) $1,013.75 (Total Payment on Maturity Date) + $41.25 (Interest Payments Previously Paid) $1,055.00 (5.50% Total Return)
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value (and therefore also greater than the Barrier Value), on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the Interest Payment with respect to the Final Valuation Date, equal to $1,013.75. When added to the Interest Payments of $41.25 paid in respect of the prior Interest Payment Dates, we will have paid you a total of $1,055.00 per Note, a return of 5.50% per Note.

Example 4 —	The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Greater Than or Equal to the Barrier Value But Less Than the Initial Value.
Call Observation Date	Closing Value	Payment (per Note)
First through Second	80.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value; less than the Barrier Value on a Trading Day during the Monitoring Period)	$27.50 (Aggregate Interest Payments)
Third	95.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$13.75 (Interest Payment)
Final Valuation Date	94.00 (less than the Initial Value; greater than or equal to the Barrier Value)
= Physical Delivery Amount x Final Value
= 10.0000 x $94.00
= $940.00* (Value of Number of Shares)
+ $13.75 (Interest Payment)
= $953.75 (Total Payment on Maturity Date)
+ $41.25 (Interest Payments Previously Paid)
$995.00 (-0.50% Total Return)

* Represents the cash value of the Physical Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the market value of the Reference Asset on the Maturity Date.
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is less than the Initial Value, on the Maturity Date we will deliver to you a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, for a total of $940.00* per Note. When added to the Interest Payment of $13.75 paid in respect of the final Interest Payment Date and the Interest Payments of $41.25 paid in respect of the prior Interest Payment Dates, the value of the cash and shares as of the Final Valuation Date will be $995.00 per Note, a loss of 0.50% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the market value of the Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

TD SECURITIES (USA) LLC	P-12

Example 5 —	The Notes Are NOT Automatically Called on any Call Observation Date and a Barrier Event HAS Occurred Because the Final Value is Less Than the Barrier Value
Call Observation Date	Closing Value	Payment (per Note)
First through Second	90.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$27.50 (Aggregate Interest Payments)
Third	80.00 (less than the Call Threshold Value; greater than or equal to the Barrier Value)	$13.75 (Interest Payment)
Final Valuation Date	40.00 (less than the Initial Value and Barrier Value)
= Physical Delivery Amount x Final Value
= 10.0000 x $40.00
= $400.00* (Value of Number of Shares)
+ $13.75 (Interest Payment)
= $413.75 (Total Payment on Maturity Date)
+ $41.25 (Interest Payments Previously Paid)
$455.00 (-54.50% Total Return)

* Represents the cash value of the Physical Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the market value of the Reference Asset on the Maturity Date.
If the Notes are not automatically called, a Barrier Event has not occurred prior to the Final Valuation Date but the Final Value is less than the Barrier Value, a Barrier Event has occurred as of the Final Valuation Date. On the Maturity Date we will deliver to you a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, for a total of $400.00* per Note. When added to the Interest Payment of $13.75 paid in respect of the final Interest Payment Date and the Interest Payments of $41.25 paid in respect of the prior Interest Payment Dates, the value of the cash and shares as of the Final Valuation Date will be $455.00 per Note, a loss of 54.50% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the market value of the Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

TD SECURITIES (USA) LLC	P-13

Information Regarding the Reference Asset
The Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The graph below sets forth the historical performance of the Reference Asset and shows the daily historical Closing Values of the Reference Asset for the period specified. We obtained such information from Bloomberg Professional® service (“Bloomberg”). The Closing Values of the Reference Asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
The Walt Disney Company
According to publicly available information, The Walt Disney Company (“Walt Disney”) is a diversified entertainment company. On March 20, 2019, Walt Disney acquired the outstanding capital stock of Twenty-First Century Fox, Inc., which was subsequently renamed TFCF Corporation, a diversified global media and entertainment company. Information filed by Walt Disney with the SEC can be located by reference to its SEC file number: 001- 38842, or its CIK Code: 0001744489.   Walt Disney’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS”.
Historical Information
The graph below illustrates the performance of the Reference Asset from December 3, 2011 through December 3, 2021. The dotted lines represent the Call Threshold Value of $146.22, which is equal to 100.00% of the Initial Price and the Barrier Value of $87.732, which is equal to 60.00% of the Initial Price. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
The Walt Disney Company (DIS)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-14

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the shares of the Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”). In accordance with this treatment, you agree to treat each Fixed Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:

Fixed Interest Rate	Interest on Debt Component	Put Option Component
5.50% per annum	0.52%	4.98%
We intend to treat the Debt Component as having a term of one year or less, so that amounts treated as interest on the Debt Component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale, automatic call or maturity of the Notes. At maturity, such payments would be taxed as a short-term capital gain.
If the Notes are automatically called prior to the Maturity Date, you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable Call Payment Date.
Upon a sale of the Notes for cash, you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of sale. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the sale proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be short-term capital gain or loss. If the Put Option Component has a positive value on the date of sale, you should generally recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of sale, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the sale price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.

TD SECURITIES (USA) LLC	P-15

If, on the Maturity Date, you receive a number of shares of the Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Possible changes in law. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

TD SECURITIES (USA) LLC	P-16

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the Reference Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such shares that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the Reference Asset.
Section 897. We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Reference Asset Issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Reference Asset Issuer as a USRPHC or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

TD SECURITIES (USA) LLC	P-17

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments) and any shares of the Reference Asset received, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-19

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were set on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate”.
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-20

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-21